Exhibit 10.5

April 28, 2025

PRIVATE AND CONFIDENTIAL

Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590

Toronto, Ontario

M5J 1A7

Attention:	Ms. Jacqueline Dedo, Independent Board Chair

Dear Ms. Dedo:

It was a pleasure meeting you and Ajay Kochhar yesterday to discuss your current needs as it relates to the operations and restructuring of Li-Cycle Holdings Corp.

I am attaching to this letter my proposal for the scope of services to be provided by me, as an independent contractor, including timelines and fees. The Standard Terms and Conditions also form part of this proposal. Please review the attached and if you are in agreement, please sign one copy in the space provided and return it to me at your earliest convenience.

If you have any questions, do not hesitate to contact me. I look forward to working with you and your team.

Sincerely,

/s/ Michelle T. Faysal
Michelle T. Faysal, FCPA, FCA
Managing Director

On behalf of Li-Cycle Holdings Corp., I agree to the terms and conditions as set out in the attached proposal.

/s/ Jacqueline Dedo	May 1, 2025
Jacqueline Dedo	Date
Independent Board Chair

Project Proposal—Li-Cycle Holdings Corp.

Project Objective

The primary objective of this project in my capacity as an independent consultant is to act as Interim CFO to Li-Cycle Holdings Corp., and its subsidiaries and related entities (collectively “Li-Cycle”) and to work with the Chief Restructuring Officer (“CRO”) in the restructuring of the business.

Services to be Provided

Based on our discussion we agree at this time that the following are the areas with which you require specific assistance:

•	Work with the Finance team of Li-Cycle to provide all necessary financial reporting required for both statutory, legal and other reporting obligations.

•	Work with the CRO to ensure all financial information required for any potential sale of the business is provided as requested.

•	Support the Special Committee of the Board of Directors as needed.

In my capacity as advisory accountant, I will provide advice on the application of accounting principles; however, this engagement does not contemplate giving any opinion on the application of accounting principles, written or otherwise. The ultimate responsibility for the decision on the appropriate application of US generally accepted accounting principles (“US GAAP”) rests with the Board of Directors in consultation with your auditors. For financial reporting matters where I provide assistance, I offer no guarantee, express or implied that your auditors will agree with the conclusions reached by management on the application of generally accepted accounting principles under US GAAP.

I acknowledge that one or more members of the Li-Cycle group may undertake in the near term an insolvency filing such as proceedings pursuant to the Companies’ Creditors Arrangement Act (Canada (“CCAA”) and Chapter 15 of the United States Bankruptcy Code (collectively, the “Insolvency Proceedings”).

Scope

The scope of this work will be limited to the Services outlined above.

The role of Michelle T. Faysal, Managing Director of management effectiveness (collectively “ ”) is to assist you by providing advice and experience. You retain complete and final control of all decisions that may be made as a result of the work noted above being carried out.

All documents created as part of this work will be provided to you in draft form for review and approval prior to being finalized or distributed.

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Timing

The project is to commence May 1st, 2025 (the “Start Date”) for a minimum of three months and will terminate upon satisfactory completion of the work of the CRO or at the request of the Special Committee of the Board of Directors.

Fees

My fee is based on a billing rate of $50,000 per month (plus applicable taxes), payable monthly in advance by Li-Cycle commencing on the Start Date, or where this day falls on a non-business day, on the first business day thereafter. The fees will be paid for a minimum period of three months from the Start Date, even if this Agreement is terminated by the Li-Cycle Group (other than as a result of a material breach of this Agreement by management effectiveness).

Indemnity

Li-Cycle has represented that it has officer insurance coverage and has provided a copy of same to .. Li-Cycle will maintain, to the extent possible or practicable, the officer insurance coverage that was in place as at the date of execution of this Agreement, or coverage substantially comparable to that insurance that includes confirmation, in writing, from the underwriters that is fully covered by the insurance as an officer of Li-Cycle.

Subject to section 136 of the Ontario Business Corporations Act and the regulations thereunder), except in respect of an action by or on behalf of Li-Cycle or Another Body Corporate to procure a judgement in its favour, Li-Cycle shall indemnify , and the heirs and legal representatives of such member, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such member in respect of any civil, criminal or administrative proceeding to which such member is made a party by reason of being or having been an officer of Li-Cycle or Another Body Corporate, as the case may be, if: (a) such member acted honestly and in good faith with a view to the best interests of Li-Cycle or Another Body Corporate, for which such member acted as an officer or in a similar capacity at the request of Li-Cycle, as the case may be; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such member had reasonable grounds for believing that the conduct was lawful.

may retain counsel to separately represent it or her in the defense of a claim, which shall be at Li-Cycle’s expense if (i) Li-Cycle does not assume the defense of a claim within 20 business days of receipt of an Indemnification Notice, (ii) Li-Cycle agrees to separate representation or (iii) is advised by independent legal counsel that there is an actual or potential conflict in Li-Cycle and respective interests .

Promptly after receiving notice of any action, suit, proceeding or claim against either of or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought in accordance with the terms of this Agreement from Li-Cycle, shall notify Li-Cycle in writing of the particulars thereof (an “Indemnification Notice”), and provide Li-Cycle an opportunity to reasonably defend or settle the claim, failing which the above indemnity will not apply.

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In connection with this Agreement, agrees to indemnify Li-Cycle, and the successors and legal representatives of such person, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of having failed to act honestly and in good faith with a view to the best interests of Li-Cycle or Another Body Corporate; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person having no reasonable grounds for believing that the conduct was lawful.

“Another Body Corporate” as used herein means a body corporate of which Li-Cycle was a shareholder or creditor.

Security for Fees and Indemnity

In the event that Li-Cycle or any member of Li-Cycle seeks a court order granting an administrative charge to secure the fees and disbursements owing to Li-Cycle or Li-Cycle advisors, Li-Cycle agrees to request that such charge secure the Fees payable to .. In the event that Li-Cycle seeks a court order securing the indemnity granted to its directors and officers, Li-Cycle agrees to request that such charge secure the indemnity granted to hereunder.

Other

The following Standard Terms and Conditions form part of this agreement.

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STANDARD TERMS AND CONDITIONS

Relationship with you

1.	management effectiveness (“ ”) will perform the Services in accordance with applicable professional standards.

2.	will provide the Services to you as an independent contractor and not as your employee, agent, partner or joint venturer. Neither you nor have any right, power or authority to bind the other.

3.

will not assume any of your management responsibilities in connection with the Services. will not be responsible for the use or implementation of the output of the Services, although may otherwise provide advice and recommendations to assist you in your management functions and making decisions.

Your responsibilities

4.

You shall assign a qualified person to oversee the Services. You are responsible for all management decisions relating to the Services, the use or implementation of the output of the Services and for determining whether the Services are appropriate for your purposes.

5.

You shall provide (or cause others to provide) to , promptly, the information, resources and assistance (including access to records, systems, premises and people) that I reasonably require to perform the Services.

6.

To the best of your knowledge, all information provided by you or on your behalf (“Client Information”) will be accurate and complete in all material respects. The provision of Client Information to will not infringe any copyright or other third-party rights.

7.	will rely on Client Information made available to and, unless expressly agrees otherwise, will have no responsibility to evaluate or verify it.

8.	You shall be responsible for your personnel’s compliance with your obligations under this Agreement.

Reports

9.

Any information, advice, recommendations or other content of any reports, presentations or other communications provided under this Agreement (“Reports”), other than Client Information, are for your internal use only (consistent with the purpose of the particular Services).

10.

You may not disclose a Report (or any portion or summary of a Report) externally or refer to in connection with the Services, except, notwithstanding anything herein to the contrary: (a) to your lawyers (subject to these disclosure restrictions), who may use it only to give you advice relating to the Services, (b) to the extent, and for the purposes, required by subpoena or similar legal process (of which you will promptly notify me), (c) to other persons, with my prior written consent, who have executed an access letter substantially in the form prescribed by the applicable Project Proposal, and who may use it only as I have specified in my consent, (d) to the extent it contains Tax Advice, as set forth in Section 11 (e) to external accountants and auditors who require any reports as part of their audit work or (f) as may be required or advisable in connection with any Insolvency Proceedings.

11.

You may disclose to your own tax advisors a Report (or a portion thereof) solely to the extent that it relates to your obtaining their advice on tax matters, including tax advice, tax opinions, tax returns, or the tax treatment or tax structure of any transaction to which the Services relate (“Tax Advice”).

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12.

You may incorporate into documents that you intend to disclose externally summaries, calculations or tables based on Client Information contained in a Report, but not my recommendations, conclusions or findings. However, you must assume sole responsibility for the contents of those documents and not refer to in connection with them. This provision does not affect your ability to circulate Reports internally.

13.	You may not rely on any draft Report. shall not be required to update any final Report for circumstances of which I become aware, or events occurring, after its delivery.

Limitations

14.

You (and any others for whom Services are provided) may not recover from , in contract or tort (including negligence), under statute or otherwise, any consequential, incidental, indirect, punitive or special damages in connection with claims arising out of this Agreement or otherwise relating to the Services, including any amount for loss of profit, data or goodwill, whether or not the likelihood of such loss or damage was contemplated.

15.

You (and any others for whom Services are provided) may not recover from , in contract or tort (including negligence), under statute or otherwise, aggregate damages in excess of the fees actually paid for the Services that directly caused the loss in connection with claims arising out of this Agreement or otherwise relating to the Services. This limitation will not apply to losses caused by my fraud or willful misconduct or to the extent prohibited by applicable law or professional regulations.

16.

If is liable to you (or to any others for whom Services are provided) under this Agreement or otherwise in connection with the Services, for loss or damage to which any other persons have also contributed, my liability to you shall be several and not joint and several, solidary or in solidum, with such others, and shall be limited to our fair share of that total loss or damage, based on my contribution to the loss and damage relative to the others’ contributions. No exclusion or limitation on the liability of other responsible persons imposed or agreed at any time shall affect any assessment of my proportionate liability hereunder, nor shall settlement of or difficulty enforcing any claim, or the death, dissolution or insolvency of any such other responsible persons or their ceasing to be liable for the loss or damage or any portion thereof, affect any such assessment.

17.

You shall make any claim relating to the Services or otherwise under this Agreement no later than one year after you became aware (or ought reasonably to have become aware) of the facts giving rise to any alleged such claim and in any event, no later than two years after the completion of the particular Services (and the parties agree that the limitation periods established by the Limitations Act, 2002 (Ontario) or any other applicable legislation shall be varied and/or excluded accordingly). This limitation will not apply to the extent prohibited by applicable law or professional regulations.

Indemnity

18.

In addition to the specific section related to Indemnity, set out above as part of the Project Proposal, to the fullest extent permitted by applicable law and professional regulations, you shall indemnify , against all claims by third parties (including your affiliates) and resulting liabilities, losses, damages, costs and expenses (including reasonable external and internal legal costs) arising out of the third parties’ use of or reliance on any Report (including Tax Advice) disclosed to it by or through you or at your request.

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Intellectual property rights

19.

may use data, software, designs, utilities, tools, models, systems and other methodologies and knowhow (“Materials”) that I own or license in performing the Services. Notwithstanding the delivery of any Reports, retain all intellectual property rights in the Materials (including any improvements or knowledge developed while performing the Services), and in any working papers compiled in connection with the Services (but not Client Information reflected in them).

20.	Upon payment for particular Services, you may use any Materials included in the Reports relating to those Services, as well as the Reports themselves as permitted by this Agreement.

Confidentiality

21.

Except as otherwise permitted by this Agreement, neither of us may disclose to third parties the contents of this Agreement or any information (other than Tax Advice) provided by or on behalf of the other that ought reasonably to be treated as confidential and/or proprietary. Either of us may, however, disclose such information to the extent that it: (a) is or becomes public other than through a breach of this Agreement, (b) is subsequently received by the recipient from a third party who, to the recipient’s knowledge, owes no obligation of confidentiality to the disclosing party with respect to that information, (c) was known to the recipient at the time of disclosure or is thereafter created independently, (d) is disclosed as necessary to enforce the recipient’s rights under this Agreement, or (e) must be disclosed under applicable law, legal process or professional regulations.

22.	Either of us may use electronic media to correspond or transmit information and such use will not in itself constitute a breach of any confidentiality obligations under this Agreement.

Data protection

23.

may collect, use, transfer, store or otherwise process (collectively, “Process”) Client Information that can be linked to specific individuals (“Personal Data”). may Process Personal Data in various jurisdictions in which operates. will Process Personal Data in accordance with applicable law, professional regulations and my privacy policy. will require any service provider that Processes Personal Data on my behalf to adhere to such requirements.

24.

You warrant that you have the authority to provide the Personal Data to in connection with the performance of the Services and that the Personal Data provided to me has been processed in accordance with applicable law.

Fees and expenses generally

25.

You shall pay my professional fees and specific pre-approved expenses in connection with the Services as detailed in the applicable Project Proposal. You shall also reimburse for other reasonable expenses incurred in performing the Services. My fees are exclusive of taxes or similar charges, as well as customs, duties or tariffs imposed in respect of the Services, all of which you shall pay (other than taxes imposed on our income generally).

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26.

may charge additional professional fees if events beyond my control (including your acts or omissions) affect my ability to perform the Services as originally planned or if you ask me to perform additional tasks. Such fees will be approved in advance of time being incurred.

Force majeure

27.	Neither you nor shall be liable for breach of this Agreement (other than payment obligations) caused by circumstances beyond your or my reasonable control.

Term and termination

28.	This Agreement applies to all Services performed at any time (including before the date of this Agreement).

29.

This Agreement shall terminate upon the completion of the Services. Either of us may terminate it, or any particular Services, earlier upon 30 days’ prior written notice to the other. In addition, may terminate this Agreement, or any particular Services, immediately upon written notice to you if I reasonably determine that I can no longer provide the Services in accordance with applicable law or professional obligations.

30.

You shall pay for all work-in-progress, services already performed, and expenses incurred by up to and including the effective date of the termination of this Agreement. Payment is due within 7 days following receipt of my invoice for these amounts.

31.

The provisions of this Agreement, including Section 12 and otherwise with respect to Reports, that give either of us rights or obligations beyond its termination shall continue indefinitely following the termination of this Agreement, including our respective confidentiality obligations (other than those relating to Reports or under Section 12).

Governing law and dispute resolution

32.

This Agreement, and any non-contractual matters or obligations arising out of this Agreement or the Services, shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein, without regard to principles of conflicts of law. Any dispute, claim or other matter arising out of or relating to this Agreement or the Services shall be subject to the exclusive jurisdiction of the Ontario courts, to which each of us agrees to submit for these purposes.

Miscellaneous

33.

This Agreement constitutes the entire agreement between us as to the Services and the other matters it covers, and supersedes all prior agreements, understandings and representations with respect thereto, including any confidentiality agreements previously delivered.

34.

Both of us may execute this Agreement (including Statements of Work), as well as any modifications thereto, by electronic means and each of us may sign a different copy of the same document. Both of us must agree in writing to modify this Agreement or any Project Proposal hereunder.

35.

You represent that the person signing this Agreement and any Project Proposal hereunder on your behalf is expressly authorized to execute it and to bind you and any of your affiliates or others for whom Services are performed to its terms. You also represent that this Agreement has, if necessary, been considered and approved by your External Advisors.

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36.	You agree that may, subject to professional obligations, act for other clients, except for your direct competitors.

37.	Neither of us may assign any of our rights, obligations or claims under this Agreement.

38.	If any provision of this Agreement (in whole or part) is held to be illegal, invalid or otherwise unenforceable, the other provisions shall remain in full force and effect.

39.

If there is any inconsistency between provisions in different parts of this Agreement, those parts shall have precedence as follows (unless expressly agreed otherwise): (a) the Cover Letter, (b) the applicable Project Proposal and any attachments thereto, (c) these General Terms and Conditions, and (d) other attachments to this Agreement.

40.	may use your name publicly to identify you as a client, but may refer to you in connection with the Services only if it is a matter of public knowledge that is providing them (or has provided them).

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